SUBORDINATED PROMISSORY NOTE


$5,500,000.00
                  December 1, 1997
                  Charlotte, North Carolina


         FOR VALUE RECEIVED, SONIC AUTOMOTIVE, INC., a Delaware corporation ("Borrower"), promises to pay to the order of O. BRUTON SMITH, an individual ("Noteholder") at the Noteholder's office at 5401 East Independence Boulevard, Charlotte, North Carolina 28218 (or at such other place or places as the Noteholder may designate), the principal sum of FIVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($5,500,000.00) Interest shall accrue with respect to the outstanding principal balance of this Note at a variable rate per annum equal to the rate announced from time to time by NationsBank, N.A., as its "Prime Rate" plus 0.5% (i.e., fifty basis points). This Note shall be payable as follows:

         1. Interest accrued shall be payable beginning on the first day of the first full calendar month after the execution and delivery of this Note, and continuing on the first day of each successive calendar month for so long as any amounts of the principal balance shall remain outstanding; and

         2. If not payable sooner, the outstanding principal balance of this Note shall be due and payable on November 30, 2000.

         If any default should occur under the terms of this Note, the then remaining principal amount and accrued but unpaid interest shall bear interest at a variable rate per annum equal to the Prime Rate plus 3.5% (i.e., three hundred fifty basis points) until such principal and interest have been paid in full. In the event of any acceleration upon such a default, this Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

         In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower shall pay, in addition to principal and interest, all costs of collection, including reasonable attorneys' fees (determined without reference to any statutory presumption and based on actual costs incurred by the Bank and the standard hourly rates for the attorneys and paralegals performing the services rendered and associated out-of-pocket costs).

         Interest hereunder shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days in the interest period.

         The Borrower, the Noteholder and Ford Motor Credit Company (the "Senior Creditor") have entered into that certain Subordination Agreement dated of even date ("Subordination Agreement") pursuant to which the indebtedness evidenced by this Note has been subordinated to the Senior Debt


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(as defined in the Subordination Agreement). A default by the Borrower with respect to the Senior Debt shall constitute a default under this Note allowing the Noteholder, at his option, to accelerate the indebtedness evidenced hereby and to declare the outstanding principal balance of this Note, and all accrued but unpaid interest thereon, to be immediately due and payable. Notwithstanding anything contained in this Note to the contrary, however, the rights of the Noteholder under this Note, and the obligations of the Borrower under this Note, shall be subject to the terms of the Subordination Agreement.


         IN WITNESS WHEREOF, the Borrower has caused this Subordinated Promissory Note to be executed as of the day and year first above written, all pursuant to authority duly granted.


                                        BORROWER:

                                        SONIC AUTOMOTIVE, INC.,
                                        a Delaware corporation



                                        By: /s/ B. Scott Smith
                                            ________________________________
                                        Title: President and Chief Operating
                                               Officer
                                               _____________________________



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